Exhibit 99.1

Bio-Path Holdings Reports Second Quarter 2024 Financial Results

Conference Call to be Held Today at 8:30 A.M. ET

HOUSTON—August 15, 2024 – Bio-Path Holdings, Inc., (NASDAQ:BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced its financial results for the second quarter ended June 30, 2024 and provided an update on recent corporate developments.

"The first half of 2024 was marked by considerable corporate and clinical progress across the organization. We were encouraged by the bolus of data we presented at ASCO and EHA as they underscore the potential of a prexigebersen combination regimen as a safe and effective treatment for some of the most vulnerable cancer patients,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings. “Moving forward, we are excited to advance these important programs in support of our mission to deliver effective therapies without harsh side effects so that even the most fragile patients can have tolerable treatment options.”

Recent Corporate Highlights

●	Presented Data at American Society of Clinical Oncology (ASCO) Annual Meeting. In June, Bio-Path presented interim results from the Company’s Phase 2 study of prexigebersen (BP1001) in combination with decitabine and venetoclax for the treatment of acute myeloid leukemia (AML) in an oral presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, IL.

●	Showcased Data at European Hematology Association (EHA) Congress. In June, the Company presented interim results from the Company’s Phase 2 study of prexigebersen (BP1001) in combination with decitabine and venetoclax for the treatment of AML in a poster presentation at 2024 European Hematology Association (EHA) Congress in Madrid, Spain.

●	Closed $4.0 Million Private Placement. In June, Bio-Path closed a private placement for the issuance and sale of an aggregate of 1,809,955 shares of its common stock (or common stock equivalents in lieu thereof), series A warrants to purchase up to 1,809,955 shares of common stock and short-term series B warrants to purchase up to 1,809,955 shares of common stock at a purchase price of $2.21 per share of common stock (or per common stock equivalent in lieu thereof) and accompanying warrants priced at-the-market under Nasdaq rules.

Financial Results for the Second Quarter Ended June 30, 2024

●	The Company reported a net loss of $1.9 million, or $1.16 per share, for the three months ended June 30, 2024, compared to a net loss of $4.2 million, or $10.64 per share, for the three months ended June 30, 2023.

●	Research and development expense for the three months ended June 30, 2024 decreased to $1.9 million, compared to $3.1 million for the three months ended June 30, 2023 primarily due to decreased manufacturing expenses related to drug product releases partially offset by an increase in expense related to our clinical trial for BP1002 in lymphoma due to increased patient enrollment in 2024.

●	General and administrative expense for each of the three months ended June 30, 2024 and June 30, 2023 was $1.2 million.

●	As of June 30, 2024, the Company had cash of $4.0 million, compared to $1.1 million as of December 31, 2023. Net cash used in operating activities for the six months ended June 30, 2024 was $4.3 million compared to $6.9 million for the comparable period in 2023. Net cash provided by financing activities for the six months ended June 30, 2024 was $7.2 million.

Conference Call and Webcast Information

Bio-Path Holdings will host a conference call and webcast today at 8:30 a.m. ET to review these second quarter 2024 financial results and to provide a general update on the Company. To access the conference call please dial (844) 481-3014 (domestic) or (412) 317-1879 (international). A live audio webcast of the call and the archived webcast will be available in the Media section of the Company’s website at www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers, and BP1001-A, a drug product modification of prexigebersen, is in a Phase 1/1b study for solid tumors. The Company’s second product, BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3.

For more information, please visit the Company's website at www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, the impact, risks and uncertainties related to global pandemics, including the COVID-19 pandemic, and actions taken by governmental authorities or others in connection therewith, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10-K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369